Exhibit 99.1
Sprint
6200 Sprint Parkway
Overland Park, Kan. 66251

Media Contact:
Dave Tovar
913-315-1451
David.Tovar@sprint.com

Sprint Names Néstor Cano Chief Operating Officer

OVERLAND PARK, Kan. - Jan. 24, 2017 - Today, Sprint (NYSE: S) named Néstor Cano, 52, to the newly created position of chief operating officer. Cano will be responsible for delivering operational excellence, driving further expense reductions, and strengthening systems and processes across the business.

Cano’s appointment is effective Feb. 2, and he will report to Sprint President and CEO Marcelo Claure.

“I’m so proud of the progress Sprint made in 2016, and now it’s time to accelerate our turnaround with operational excellence and superior execution,” said Claure. “Néstor is a proven transformation leader with an incredible work ethic. His experience running low-margin businesses with low operating expenses will help Sprint continue its transformation and improve execution at all levels of the organization.”

Cano is a strong and dynamic leader with extensive experience in the distribution and technology industry, previously serving in roles in sales, procurement, pricing, operations and IT. Most recently, he was president of European Operations at Tech Data, one of the world’s largest distributors of IT products and services. Cano also held other senior executive roles at the company where he fixed management processes and controls to drive the best-ever profit in the company’s European operations.

“Sprint has already undergone tremendous change and has seen great improvement under Marcelo’s leadership,” Cano said, “and I am excited to join Sprint at this critical time in the company’s turnaround. I am committed to driving focused execution of Sprint’s strategic plan to ensure Sprint remains a strong and relevant competitor in the wireless industry.”

Before joining Tech Data, Cano held positions with technology companies in Spain, including Tronik and CCR Informatica. Cano will relocate to the Kansas City area with his family.

About Sprint
Sprint (NYSE: S) is a communications services company that creates more and better ways to connect its customers to the things they care about most. Sprint served 60.2 million connections as of Sept. 30, 2016, and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; leading no-contract brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. Sprint has been named to the Dow Jones Sustainability Index (DJSI) North America for the past five years. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.

###